BARNES GROUP INC.

MANAGEMENT INCENTIVE COMPENSATION PLAN
(as amended and restated, effective with respect to the 2018 Award Period and thereafter)

SECTION 1. PURPOSE
The Management Incentive Compensation Plan (the "MICP") is designed to provide incentive compensation opportunities to persons in key positions who contribute importantly to the success of Barnes Group Inc. (the "Company").

SECTION 2. ADMINISTRATION
The MICP shall be administered by the Compensation Committee of the Board of Directors of the Company, or its successor (the "Committee") unless otherwise provided herein. Amounts paid or projected to be paid under the MICP are referred to herein as "Awards."

SECTION 3. DEFINITIONS

3.1
"Award Period" shall mean the period of time within which Performance is measured for the purpose of determining whether an Award has been earned. Unless otherwise determined by the Committee, “Award Period” shall be a calendar year.

3.2	"Business Unit" shall mean a cost center, profit center or international subsidiary within a Segment.

3.3	"Business Unit Fund" shall mean an amount equal to the sum, in the aggregate, of the Individual Targets earned by all of the MICP participants in a Business Unit.

3.4	"CEO" shall mean the President and Chief Executive Officer of the Company.

3.5	"Company Officer" shall mean an executive officer of the Company elected by its Board of Directors.

3.6	"Fund" shall mean an amount equal to the sum, in the aggregate, of the Individual Targets earned by all of the MICP participants in a Segment.

3.7	"Segment" shall mean the Corporate Office, Barnes Industrial or Barnes Aerospace.

3.8	"Segment President" shall mean the president of Barnes Industrial or Barnes Aerospace.

3.9
"Individual Target" shall mean the percentage of salary for each individual participating in the MICP. The Committee will establish the Individual Target for each MICP participant, by position title, salary grade, or other category before or during the Award Period.

3.10	"Maximum" shall mean a Performance level at or above which the amount paid or projected to be paid for an Award Period is equal to 300% of the Fund for the corresponding Segment.

3.11
"Performance" shall mean the performance objectives established by the Committee in advance, with respect to each Segment or Business Unit, as the case may be, for an Award Period, for the purpose of determining whether, and to what extent, an Award has been earned by the Segment or Business Unit for an Award Period. Performance may be adjusted by the Committee to include or exclude extraordinary and non-recurring items or other factors.

3.12	"Target" shall mean a Performance level at which the amount paid or projected to be paid for an Award Period is equal to 100% of the Fund for the corresponding Segment.

3.13
"Threshold" shall mean a Performance level at or above which an Award is earned for an Award Period. For Threshold Performance, the amount paid or projected to be paid for an Award Period is equal to 25% of the Fund for the corresponding Segment.

SECTION 4. SEGMENT FUNDS
If an Award Period is a calendar year, prior to March 1, the Committee shall establish the Threshold, Target and Maximum for each Segment. The Committee may also designate one or more intermediate levels of Performance between the Threshold and the Target, and the Target and the Maximum, for a Segment, and the percentage of the corresponding Fund that will be available for payment as an Award if Performance equals such intermediate level.

SECTION 5. BUSINESS UNIT FUNDS
If an Award Period is a calendar year, prior to May 1, the CEO shall designate which Business Units, if any, shall have separate Business Unit Funds. For each such Business Unit, the CEO shall also determine the threshold, target and maximum on the same basis as such measures are determined for a Fund. The CEO may also designate intermediate levels of Performance between the threshold and the target, and the target and the maximum, for the Business Unit and the percentage of the Business Unit Fund that will be available for payment as an Award if Performance equals such intermediate level.

SECTION 6. PARTICIPANTS
If an Award Period is a calendar year, at any time before or during the Award Period, the CEO may designate eligible participants in the MICP for that Award Period and the respective Funds or Business Unit Funds, as the case may be, in which they shall participate. The Committee may at any time designate an individual to participate in the MICP for an Award Period and the Fund or Business Unit Fund in which such individual shall participate. Except for (i) participants in the MICP during an Award Period who retire, die or become permanently disabled before Awards are paid for that Award Period pursuant to Section 10, whose Awards for that Award Period shall be prorated to the date of such retirement, death or permanent disability if it occurs before the last day of that Award Period, and (ii) participants in the MICP during an Award Period whose employment is involuntarily terminated by the Company other than for cause (as determined by the CEO) on or after November 1 of that Award Period, whose Awards for that Award Period shall be prorated to the date of such termination if such termination occurs before the last day of that Award Period, participants in the MICP must be employed by the Company or one of its subsidiaries on the date when an Award is paid in order to be eligible to receive an Award for that Award Period, unless the CEO decides on an earlier date in individual cases. For the avoidance of doubt, a participant’s Award for any Award Period, including but not limited to an Award that is to be prorated pursuant to the preceding sentence, (A) shall be determined in accordance with the MICP, based on the level of Performance attained in that Award Period, and (B) shall be subject to all of the terms and conditions of the MICP, including without limitation the last sentence of Section 7 and Section 8.2, and (C) shall be paid at the time specified in Section 10.

SECTION 7. AWARDS – BUSINESS UNIT FUNDS
After the end of the Award Period and based on the final Performance of each Business Unit for which a Business Unit Fund has been designated pursuant to Section 5, the CEO, upon the recommendation of the corresponding Company Officer, shall determine each participant's share of the Business Unit Fund (except for any Company Officer who participates in the Business Unit Fund or the Fund of the corresponding Segment, whose Award shall be determined by the Committee pursuant to Section 8.1). Without limiting the foregoing, the CEO shall have the authority, subject to Section 9, to make adjustments to the amount of any Business Unit Fund and to adjust or refrain from making an Award to any participant.

SECTION 8. AWARDS – SEGMENT FUNDS

8.1
After the end of the Award Period and based on the final Performance of each Segment, the CEO shall determine each participant's share of the corresponding Segment Fund, upon the recommendations of the Company Officers (except for any Company Officer who participates in the Fund). The CEO shall recommend the share of the Corporate Office Fund for each Company Officer, other than the CEO. The Committee shall approve the Award to each Company Officer other than the CEO, and determine the appropriate Award for the CEO, based in all instances on Individual Targets and the Performance level achieved.

8.2
Subject to Section 9, the Committee shall have the authority to make adjustments to the Funds and to adjust or refrain from making an Award including, without limitation, making an Award to any Company Officer in excess of his or her calculated Award and recommending to the CEO an Award in excess of the calculated Award for any participant who is not a Company Officer.

SECTION 9. AWARDS ABOVE MAXIMUM
Notwithstanding anything in the MICP to the contrary, no awards in excess of the Maximum shall be made to any person without the approval of the Committee.

SECTION 10. PAYMENT
Awards shall be paid within the 2½ months that immediately follow the expiration of the Award Period (i.e., in the case of an Award Period that is a calendar year, on or after January 1 and on or before March 15 of the following calendar year).

SECTION 11. GENERAL

11.1	The interpretation of the MICP by the Committee and its decisions on all questions arising under the MICP shall be conclusive and binding on all participants and the CEO.

11.2	The MICP may be amended at any time, including retroactively, by the Committee.

11.3
All Awards are intended to qualify as short-term deferrals under Treasury Regulation section 1.409A-1(b)(4). The MICP shall be administered, interpreted and construed to carry out that intention, and any provision of the MICP that cannot be so administered, interpreted and construed shall to that extent be disregarded. However, the Company does not represent, warrant or guarantee that any Award will qualify as a short-term deferral, nor does the Company make any other representation, warranty or guaranty to any participant as to the tax consequences of any Award or of participation in the MICP.

Amended
02/17/95
02/20/96
07/20/98
04/11/00
12/12/01
07/19/06
10/22/08
12/27/17

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